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                                                                   EXHIBIT 10.21

                                [OPENSITE LOGO]

                          OpenSite Technologies, Inc.
                                 P.O. Box 12542
                             Research Triangle Park
                           North Carolina 27709-2542
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                              Phone: 919-544-1999
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                              Fax: 919-544-9367
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                           Web site: www.opensite.com


June 14, 1999

Mr. Tim Oakley
209 Chiselhurst Way
Cary, NC 27513

Dear Tim:

I am pleased to confirm our understanding of your employment terms with OpenSite. We have agreed that your start date will be July 7, 1999. Your title will be Senior Vice President and Chief Financial Officer. The position will report directly to me. The other components of your package are:

SHORT TERM COMPENSATION: Your annual salary will be $175,000, which will be paid in accordance with our normal payroll policies. You will be eligible for a bonus of 40% of your base pay. Your bonus will be based upon company performance (50%) and individual performance (50%) in relation to agreed upon objectives. The bonus will be paid semi-annually. Your total target short-term compensation is $245,000 consisting of $175,000 in salary and $70,000 in annual incentives.

PERFORMANCE REVIEWS: You will be formally reviewed annually. Your resulting long term and short-term compensation will be based upon performance and competitive market comparisons for Chief Financial Officers within the high technology industry, particularly in the areas of telecommunications, information technology and the Internet.

LONG TERM COMPENSATION - STOCK OPTIONS: You will be granted a total of 350,000 stock options with a strike price of $5.00 per share (pre reverse split). 300,000 options will be subject to a time-based vesting schedule over four years as described in section "A" below. 50,000 options will vest at the completion of four years of service or upon achievement of agreed-upon objectives over a six month period as described in section "B" below. The options will be subject to the terms and conditions of the Plan and an option award agreement that reflects your long-term compensation arrangement. All subsequent references to options are post reverse split. The post reverse split references assume a 2 for 1 split and will be recalculated if the split is anything other than 2 for 1.

Section A: Time-Based Vesting for 150,000 Shares:

1) Six Months from date of hire              25%-50%*
2) Month seven to month forty eight          1.785%-1.190%* per month

*Explanation of Vesting Ranges: The minimum number of options that will vest on your six-month anniversary will be 25% of the 150,000 grant or 37,500. That


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number may increase up to 50% of 150,000, or 75,000, to the extent the "market value" (number of vested options times "average market price" as defined below) of the minimum option grant does not exceed the grant value (vested shares times strike price of $10.00) by $800,000. Further explanation is as follows:

- At your six-month anniversary date, if the "average market price" of OpenSite shares is equal to or greater than $31.34 then you will vest in 25% of your option award (37,500 shares). The "average market price" will be the average daily closing price for 22 trading days prior to the six-month vesting date. In this case, the remaining 75% will vest monthly at a rate of 1.786% per month for 42 months.

- If on your six-month anniversary the average market price does not exceed $31.34, then additional options will be subject to accelerated vesting so as to provide a market value $800,000 greater than your grant value (up to a limit of 37,500 additional vested options). The remaining unvested options will then vest based on a formula to be determined by subtracting the six month vesting percentage from 100% and dividing this amount by the forty two remaining months of the four year total vesting period.

- If OpenSite does not go public within six months of your hire date then a total of 50% of the shares will vest on your six-month anniversary date.

         Example of Time-Based Vesting:

         At your six-month anniversary date, the average market price is $25.00. When multiplied by 37,500 shares, this equals a market value of $937,500. The difference between market value and grant vale thus would be $562,500 ($25.00 minus $10.00 times 37,500 shares). Since the market value minus grant value is less than $800,000, an additional 15,833 options would vest, bringing your total to 53,333, since 53,333 times the $15.00 delta equals $800,000. The remaining 64.4% (the ratio of 150,000 minus 53,333 to 150,000) will be vested at a rate of 1.533% monthly for a period of 42 months (64.4% divided by 42 months).

Section B -- Performance-Based Vesting.

The remaining 25,000 options will vest at the completion of four years of service. However, if certain performance goals are achieved against the following objectives, the vesting of these options will be accelerated:

- 34%, or 8,500 options, will vest immediately if OpenSite's average market price (as defined above), as of your six-month anniversary, is greater than 125% of the offering price. If the IPO is delayed so that average market price cannot be calculated, then the date for calculation will be extended to

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allow for twenty-two trading days.

33%, or 8,250 options, will vest immediately based upon successful management of the quarterly reporting process for the first two reporting periods after the IPO. "Successful management" of this process will be determined by the CEO.

33%, or 8,250 options, will vest immediately based upon satisfactory achievement of personal performance milestones during your first six months of employment, to be agreed upon with the CEO.

It is our intent to put an annual option grant program in place during 1999 and you will have the opportunity to participate in such a plan.

SIGNING BONUS: A signing bonus of $25,000 will be paid on your first day of employment.

BENEFITS: You will be eligible for all our employee benefits that are outlined in the enclosed benefit package.

VACATION:  You will receive four weeks of vacation annually.

TERMINATION NOTICE: The company will give you a minimum of 12 months notice or severance as below for any termination other than for "cause." Cause is defined as criminal acts, gross negligence or refusal to follow the reasonable directives of the CEO or the Board of Directors. If employment is terminated without cause then you will receive a severance sum equal to your then current salary plus any earned but unpaid bonuses.

Tim, we are extremely excited to welcome you as a key member of the OpenSite management team. I know I speak for our Board and everyone here in extending our warmest wishes. If the foregoing comports with your understanding of our agreement, please so indicate by your signature below.

                                        Sincerely,


                                        /s/ Kip A. Frey
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                                        Kip A. Frey
                                        President, CEO

AGREED AND ACCEPTED:


/s/ Tim Oakley
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Tim Oakley